Exhibit 10.1
DENDREON CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

(WASHINGTON STATE)

This Executive Employment Agreement (this “Agreement”) is entered into as of the date of the last signature to this Agreement (“Effective Date”), by and between Dendreon Corporation, a Delaware corporation (the “Company”), and Hans Bishop (“Employee”).

The parties agree as follows:

1. Employment.  The Company hereby employs Employee as Executive Vice President and Chief Operating Officer, and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

2. Duties.

2.1 Position.  Employee shall perform such duties as are customary for the position of Executive Vice President and Chief Operating Officer and any additional duties that Employee’s immediate supervisor may reasonably prescribe from time to time.  Employee shall devote Employee’s full business time and efforts to the performance of Employee’s assigned duties for the Company, provided, however, that Employee may devote reasonable periods of time to (a) serving on the board of directors of other corporations subject to the prior approval of the CEO, and (b) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with Employee's duties under this Agreement.

2.2 Work Location.  Employee’s principal place of work shall be located in Seattle, Washington, or such other location as the parties may agree upon from time to time.

3. Term.  The employment relationship pursuant to this Agreement shall begin on the Effective Date, will be for no specified term, and may be terminated by Employee or the Company at any time, with or without Cause (as defined in Section 6), subject to the provisions regarding termination set forth in Section 6.

4. Compensation.

4.1 Base Salary.  As compensation for Employee’s performance of   duties under this Agreement, the Company shall pay Employee a base salary (“Base Salary”), which shall initially equal Four Hundred and Fifty Thousand dollars ($450,000.00) per calendar year, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other required employment taxes and payroll deductions.  For purposes of Section 6 hereof, Employee’s Base Salary shall be the current Base Salary as of the date of termination of employment (“Termination Date”).  The Base Salary may not be reduced unless the base salaries of all other employees of the Company at the Vice President level and above are proportionally reduced and in the case of such reduction, Base Salary shall not be reduced by more than 10%.

4.2 Incentive Compensation.  Within thirty (30) days after the end of each calendar year, if the Company and Employee meet specified targets agreed upon in advance by the Board,  Employee shall be entitled to receive a target bonus of forty-five percent (45%) of  Base Salary (the “Annual Bonus”) as determined by the Board or its designee, in its sole discretion.  Employee must be currently employed by the Company as of the date of payment of any Annual Bonus in order to be entitled to such payment.  If the Company and Employee do not fully meet such targets, the Company may pay Employee a bonus of such amount as the Board or its designee deems appropriate in its sole discretion.  Before the beginning of a new bonus year, the Board may, in its discretion, reduce the percentage of the Annual Bonus applicable to employees, provided that Employee’s Annual Bonus may be reduced only to the extent that the percentage annual bonuses of all other employees of the Company at the Vice President level and above are proportionally reduced.

4.3 Equity Grants.  Employee shall be entitled to annual grants of stock options, restricted stock and other equity based long term incentive compensation generally made available to comparable senior executives of the Company on substantially the same terms and conditions as generally applicable to such other executives.

4.4 Performance and Compensation Review.  The Employee’s performance will be reviewed no less frequently than annually to determine whether Employee’s salary or other compensation should be modified.

4.5 Vacation.  Employee shall be eligible to earn five (5) calendar weeks of paid vacation in each year of this Agreement.  Vacation will accrue at the rate of five (5) hours per pay period, and may be carried over from year to year up to a maximum cap of 240 hours and in accordance with Company policy.  Additional paid vacation shall accrue in accordance with Company policy. Any accrued unused vacation will be cashed out upon termination of employment at Employee’s then current Base Salary rate in accordance with Company policy and applicable law.

4.6 Benefits and Insurance.  In addition to the vacation benefits in Section 4.5 above, Employee shall be entitled to all benefits that the Company may make generally available from time to time to its employees, subject to the terms and conditions of the applicable policy or plan, and provided that Employee understands that he will be designated as a key employee for purposes of any leave granted under the Family and Medical Leave Act.

5. Business Expenses.  The Company shall pay, or promptly reimburse, Employee for all reasonable, out-of-pocket travel and business expenses incurred in the performance of Employee’s duties on behalf of Company for which Employee submits the required supporting documentation and otherwise fully complies with the Company’s travel and expense reimbursement policy as in effect from time to time.

6. Separation of Employee’s Employment.

6.1 Termination for Cause by Company.  The Company may terminate Employee’s employment at any time for Cause.  For purposes of this Agreement, “Cause” is defined as:  Employee’s continued neglect or failure to perform  duties and responsibilities, after written notice thereof and an opportunity to cure; willful misconduct by Employee with respect to  duties and responsibilities under this Agreement; conduct which is materially injurious (monetarily or otherwise) to the Company, including without limitation, misuse of Company funds or property; unethical business practices or dishonesty related to the Company’s business; any other material breach by Employee of this Agreement or any noncompetition, nondisclosure and/or invention agreement with the Company; conviction of a felony (other than a moving vehicle violation); or any similar or related act or failure to act by Employee related to the Company’s business or the Employee’s duties under this Agreement which is materially adversely injurious to the Company.  In the event that Employee’s employment is terminated in accordance with this Section 6.1, Employee shall be entitled to receive, on Employee’s first regular payday following Termination Date, a lump sum payment equal to the following:  (i) any portion of Employee’s Base Salary that has been earned but not yet paid as of the Termination Date, and (ii) any accrued unused vacation as of the Termination Date, all of the foregoing to be less required withholding.  All other Company obligations to Employee, including but not limited to any bonus as described in Section 4.2 and Severance (as defined in Section 6.2), will automatically terminate and be completely extinguished as of the Termination Date; provided, however, Employee shall continue to be entitled to any accrued benefits under the Company’s benefit and welfare plans and to indemnification and continued coverage under the Company’s D&O policies.

6.2 Termination Without Cause; Change in Control.

(a) If the Company terminates Employee’s employment without Cause, or if Employee resigns for Good Reason in accordance with Section 6.3, then Employee will be entitled to receive, on Employee’s first regular payday following his Termination Date, the following:

(i) a lump sum severance payment in an amount equal to nine (9) months of Employee’s then current Base Salary, less required withholding,

(ii) seventy five percent (75%) of the amount of target Annual Bonus payable to Employee for the then calendar year, less required withholding, and

(iii) the amounts set forth in paragraph (c) below.

(b) If the Company terminates Employee without Cause, or if Employee resigns for Good Reason in accordance with Section 6.3, in either case within three months before and twelve (12) months following a Change of Control (as defined in paragraph (d) below), then Employee will be entitled to receive in lieu of those payments set forth in Section 6.2(a) above, on Employee’s first regular payday following   Termination Date, the following:

(i) a lump sum severance payment in an amount equal to two hundred percent (200%) of Employee’s then current Base Salary, less required withholding,

(ii) one hundred percent (100%) of the amount of target Annual Bonus payable to Employee for the then calendar year, less required withholding, and

(iii) the amounts set forth in paragraph (c) below.

(c) In addition to those amounts set forth in paragraphs (a) or (b) above, as applicable, Employee shall be entitled to (i) payment of all accrued and unused vacation; (ii) reasonable costs not to exceed $10,000 for outplacement services provided by a purveyor approved by Company, moving expenses or any other reemployment cost, upon delivery to the Company of an itemized invoice for such services provided that such costs are incurred within six (6) months of the Termination Date; (iii) payment by the Company for continuation of all Health Benefits in effect on the Termination Date and timely elected by Employee under COBRA, for a period of eighteen (18) months following the Termination Date, or until Employee is eligible to receive comparable health benefits from another employer; (iv) any unpaid Annual Bonus with respect to the calendar year ended prior to the termination of Employee’s employment; and (v) full accelerated vesting of any and all unvested stock options and restricted stock grants held by Employee.

(d) “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of one or more of the following events:

(i) Any Person, as defined under the Securities Exchange Act of 1934, as amended, becomes the owner of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities, other than by virtue of a merger, consolidation or similar transaction;

(ii) The consummation of a merger, consolidation or similar transaction that directly or indirectly involves the Company (a “transaction”), and the stockholders of the Company immediately before consummation of the transaction do not own immediately after consummation of the transaction, either:  (A) more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity that survives the transaction; or (B) more than fifty percent (50%) of the combined voting power of the outstanding voting securities of an entity that owns the surviving entity;

(iii) The stockholders of the Company approve, or the Board approves, a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company otherwise occurs;

(iv) The consummation of a sale, lease or other disposition of all or substantially all of the consolidated assets of the Company (a “disposition”) that requires approval of Company stockholders under Delaware corporate law; provided that this paragraph (d)(iv) excludes a disposition to an entity with respect to which stockholders of the Company own immediately after the disposition more than fifty percent (50%) of the combined voting power of the entity’s outstanding voting securities; or

(v) The Board ceases to be composed of at least a majority of Incumbent Directors.  “Incumbent Directors” are the current members of the Board of Directors and any subsequent Board member who was nominated or elected by a majority vote of the Incumbent Directors then in office.

Notwithstanding the above clauses (i) through (v), a “Change of Control” shall not have occurred (unless the Board determines otherwise) by reason of either of the following:  (A) any corporate reorganization, merger, consolidation, transfer of assets, liquidating distribution or other transaction entered into solely by and between the Company and any subsidiary (a “reorganization”), provided the reorganization was approved by at least two-thirds (2/3) of the Incumbent Directors (as defined above) then in office and voting; or (B) any of the transactions described in clauses (i) through (v) above occurs pursuant to an Insolvency Proceeding.  An “Insolvency Proceeding” means (A) the Company institutes or consents to the institution of any proceeding under any debtor relief law, makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for the Company or for all or any material part of the Company’s property; or (B) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Company and the appointment continues undischarged or unstayed for 60 calendar days; or (C) any proceeding under any debtor relief law relating to the Company or to all or any material part of the Company’s property is instituted without the consent of the Company and continues undismissed or unstayed for 60 calendar days, or any order for relief is entered in any such proceeding.

(e) In the event that any payment to Employee described in Section 6.2(a) or 6.2(b) shall be deemed at the relevant time to be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then such payment shall be made on the later of the date that is six months following the Termination Date or when due.  The payments and benefits to which Employee is entitled under paragraphs (a) and (b) of this Section are referred to as “Severance.”  All other Company obligations to Employee pursuant to this Agreement other than the Employee’s accrued benefits under the Company’s benefit and welfare plans and his rights to indemnification and continued coverage under the Company’s D&O policies will automatically terminate and be completely extinguished as of the Termination Date.

6.3 Resignation of Employee for Good Reason.  Employee may resign for “Good Reason” upon notice to the Company within thirty (30) days following the relevant event or condition if any of the following occurs without the Employee’s express consent:

(a)
The Board or Company (i) alters Employee’s duties, responsibilities or title resulting in a significant diminution of the Employee’s position, duties, responsibilities or status with the Company or, (ii) requires Employee to report to anyone other than the most senior executive of the Company or (iii) reduces Employee’s Base Salary, unless the base salaries of all other employees of the Company at the Vice President level or above are proportionately reduced and such reduction does not exceed 10% of Employee’s Base Salary; or

(b)
The Board or Company transfers or assigns Employee to any location that is more than fifty (50) miles from the location of Employee’s principal office.  Required travel on the Company’s business that is consistent with the business travel obligations of Employee’s position is excluded from this Section.

(c)
The Company materially breaches its obligations under this Agreement, but only after the Employee has provided written notice to the Company specifying such material breach and the Company fails to cure such breach within 20 days after its receipt of such notice.

6.4 Resignation by Employee Without Good Reason.  Employee may voluntarily resign position with the Company without Good Reason at any time on thirty (30) days’ advance written notice.  In the event Employee’s resignation is without Good Reason, Employee will be entitled to receive, on Employee’s first regular payday following Termination Date, a lump sum payment equivalent to the following:  (i) the Base Salary then in effect, prorated to the Termination Date; and (ii) accrued unused vacation as of the Termination Date, all of the foregoing to be less required withholding.  All other Company obligations to Employee pursuant to this Agreement other than the Employee’s accrued benefits under the Company’s benefit and welfare plans and his rights to indemnification and continued coverage under the Company’s D&O policies will automatically terminate and be completely extinguished.

6.5 Employee’s Execution of Release.  The payment of Severance pursuant to Section 6.2, 6.3, or Section 6.6(b) is expressly contingent upon execution by Employee or   duly authorized representative of a full and general release of any and all claims against the Company and its officers and directors which related to Employee’s employment with the Company and the termination of such employment in the form reasonably required by the Company.

6.6 Termination Upon Death or Disability.

(a) Death.  Employee’s employment will terminate automatically upon death of the Employee.  In the event of Employee’s death, Employee’s Base Salary then in effect, prorated to the Termination Date, and any accrued unused vacation as of the Termination Date, all of the foregoing to be less required withholding, shall be paid, on the Employee’s first regular payday following Termination Date, to the beneficiary designated in writing by the Employee (“Beneficiary”) or, if no such Beneficiary is designated, to the Employee’s estate.  In addition, (i) the Company will continue the Employee’s Base Salary until the earlier of six months from the Termination Date or the commencement of death benefits under any existing Company Group Life Insurance Plan, (ii) the Company shall pay any unpaid Annual Bonus with respect to the calendar year ended prior to the termination of Employee’s employment and a pro rata Annual Bonus (based upon his Target Bonus) for the year in which the termination of employment occurs; and (iii) the Company shall fully accelerate vesting of any and all unvested stock options and restricted stock grants held by Employee.

(b) Disability.  In the event that Employee becomes physically or mentally disabled such that [he/she] is unable to perform  duties for a period of three (3) consecutive months as determined by a medical professional (“Disability”), the Company may terminate Employee’s employment, unless otherwise prohibited by law.  In the event of termination due to Disability, Employee shall be paid, on the Employee’s first regular payday following  Termination Date, a lump sum payment equivalent to Employee’s Base Salary then in effect prorated to Employee’s Termination Date, and any accrued unused vacation as of the Termination Date, all of the foregoing to be less required withholding.  In addition, (i) the Company will continue Employee’s Base Salary (less any short term disability payments Employee receives from the Company) until the earlier of six (6) months from the Termination Date or the commencement of Long Term disability payments under any existing Company Long Term Disability Policy; (ii) the Company shall pay any unpaid Annual Bonus with respect to the calendar year ended prior to the termination of Employee’s employment and a pro rata Annual Bonus (based upon his Target Bonus) for the year in which the termination of employment occurs; and (iii) the Company shall fully accelerate vesting of any and all unvested stock options and restricted stock grants held by Employee.

6.7 Board Action.  The Company agrees to take all actions required by the Board or otherwise to accelerate Employee’s unvested stock options and restricted stock grants as required by Sections 6.2, 6.3, or 6.6.

6.8 Adjustment of Payments and Benefits.  Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).  The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by Employee or the Company, by the Company's independent accountants.  The fact that Employee's right to payments or benefits may be reduced by reason of the limitations contained in this Section shall not of itself limit or otherwise affect any other rights of Employee under this Agreement.  In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section, Employee shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section.  The Company shall provide Employee with all information reasonably requested by Employee to permit Employee to make such designation.  In the event that Employee fails to make such designation within 10 business days of  receipt of the information requested, the Company may effect such reduction in any manner it deems appropriate.

7. Agreement Not to Compete.

7.1 No Employment with, or Connection to, Competitor.  Employee agrees that, during the term of  employment with the Company and for a period of six (6) months, Employee will not, without securing the prior written permission of the Company:

(a) be employed by, act as an agent for, or consult with or otherwise perform services for, a Competitor (as defined below); or

(b) own any equity interest in, manage or participate in the management (as an officer, director, partner, member or otherwise) of, or be connected in any other manner with, a Competitor, except that this section shall not restrict Employee from owning less than one percent (1%) of the equity interests of any publicly held entity.

7.2 Nonsolicitation of Company Employees and Customers.  Employee agrees that for a period of one (1) year following Employee’s Termination Date, Employee will not, without securing the prior written permission of the Company, induce or attempt to induce any Employee, officer, director, agent, independent contractor, consultant, customer, strategic partner, licensor, licensee, supplier or other service provider of the Company to terminate a relationship with, cease providing services or products to, or purchasing products or services from, the Company.

7.3 Definition of Competitor.  The term “Competitor” as used in this Agreement means any individual or entity that is directly or indirectly engaged in the development and/or commercialization in the United States of one or more ex vivo cellular immunotherapies for the therapeutic treatment of cancer, which ex vivo cellular immunotherapies generate twenty percent (20%) or more of either the annual gross revenue or worldwide operating expense of such Competitor in the United States.  The term “Competitor” also includes an individual or entity that is preparing to directly or indirectly engage in the development and/or commercialization in the United States of ex vivo cellular immunotherapies, if such ex vivo immunotherapies are anticipated to generate twenty (20%) or more of either the annual gross revenue or annual operating expense of such Competitor in the United States during the first calendar year of development and/or commercialization.

7.4 Reasonableness of Restrictions.  The Company and Employee agree that, in light of all of the facts and circumstances relating to the relationship that exists and is expected to exist between the Company and Employee, these restrictions (including, but not limited to, the scope of the restricted activities, the duration of the restrictions, and the geographic extent of the restrictions) are fair and reasonably necessary for the protection of the goodwill and other protectable interests of the Company.  If a court or arbitrator of competent jurisdiction declines to enforce any of these restrictions, the Company and Employee agree that the restrictions shall be enforceable to the maximum extent allowed by law.

8. General Provisions.

8.1 Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.

8.2 Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

8.3 Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated in this Agreement to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected.

8.4 Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  Both parties have participated in the negotiation of this Agreement.  Therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

8.5 Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

8.6 Survival.  Section 6 (“Separation of Employee’s Employment”), Section 7 (“Agreement Not to Compete”), Section 8 (“General Provisions”) of this Agreement shall survive Employee’s employment by the Company.

8.7 Entire Agreement.  This Agreement, the Offer Letter from Erin Shackelford, dated November 25, 2009, the Company’s stock option plan and documents reflecting options and restricted stock granted to Employee, the Proprietary Information and Inventions Agreement entered into by Employee at the commencement of  employment with the Company, and the Indemnity Agreement entered into by the Company and Employee, if any, constitute the entire agreement between the parties relating to this subject matter and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Employee and a duly authorized officer of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

8.8 Injunctive Relief.  Notwithstanding the foregoing, any action brought by the Company under this Agreement seeking a temporary restraining order, temporary and/or permanent injunction and/or decree of specific performance of the terms of this Agreement may be brought in any court of competent jurisdiction.  The Company shall not be required to post a bond as a condition for the granting of such relief.

8.9 Governing Law and Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington as though made and to be fully performed in that State.  Venue for any action arising from this Agreement shall be exclusively in King County, Washington.

8.10 Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Agreement complies with the provisions of Section 409A of the Code.  This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Employee).  In particular, to the extent Employee becomes entitled to receive a payment or benefit subject to Section 409A upon an event that does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything to the contrary in this Agreement, payment will be made to Employee on the earlier of (a) Employee’s “separation from service” with the Company (determined in accordance with Section 409A); provided, however, that if Employee is a “specified employee” (within the meaning of Section 409A) and the payment of any amounts described in this Agreement on account of Employee’s “separation from service” (within the meaning of Section 409A of the Code) would not meet the “short-term deferral” exemption under Section 409A of the Code (or otherwise qualify for exemption under Section 409A of the Code), then the Company will pay such amounts to Employee six months following Employee’s "separation from service” (within the meaning of Section 409A of the Code) or (b) Employee’s death.  Notwithstanding the foregoing, the Company shall not be obligated to guarantee any particular tax result for Employee with respect to any payment or benefit provided to Employee hereunder, and Employee shall be responsible for any taxes imposed on Employee in connection with any such payment or benefit.

THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION.

HANS BISHOP
Dated: January 4, 2010	/s/ Hans Bishop
Address:
60 West 66th Street, 26A
New York, NY 10023

DENDREON CORPORATION
/s/ Mitchell H. Gold, M.D.
Dated: January 4, 2010	Mitchell H. Gold, M.D.
Its: President & CEO